Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Neptune Wellness Solutions Inc. for the registration of common shares, warrants and units and to the incorporation by reference therein of our report dated July 7, 2022, with respect to the consolidated financial statements of Neptune Wellness Solutions Inc. as of and for the year ended March 31, 2021 included in its Annual Report on Form 10-K for the year ended March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

August 25, 2022